Exhibit 10.8

COUNTERPART LEASE

Dated	2004

THE CROWN ESTATE COMMISSIONERS

to

CAMBRIDGE SILICON RADIO LIMITED

Premises	:	Churchill House Cambridge Business Park Cambridge

Term	:	10 years from 29 September 2004 to 28 September 2014

Initial Rent	:	£825,000

Rent Review Date	:	29 September 2004

The Legal Adviser

The Crown Estate

16 Carlton House Terrace

London SW1Y 5AH

Ref.: RO01/5933.974/OWEN

CONTENTS

Clause	Heading	Page
1	DEFINITIONS	1

2	INTERPRETATION	4

3	DEMISE	5

4	INTRODUCTION	6

5	RENT	6

6	OUTGOINGS	6

7	REPAIR AND DECORATION	6

8	ALTERATIONS	6

9	SIGNS	7

10	USER	7

11	ALIENATION	8

12	LEGAL OBLIGATIONS	10

13	PLANNING	11

14	DEFECTIVE PREMISES	11

15	ENCROACHMENTS	11

16	EXERCISE OF THE LANDLORD’S RIGHTS	12

17	COSTS	12

18	INTEREST	12

19	INDEMNITY	12

20	LAND REGISTRATION	13

21	YIELDING UP	13

22	DEFINITIONS	13

23	COMMISSIONERS’ INSURANCE COVENANTS	14

24	ABATEMENT OF RENT	15

25	OPTIONS TO DETERMINE	15

26	TENANT’S INSURANCE COVENANTS	15

27	SERVICES	16

28	SERVICE COSTS	17

29	PROVISION OF SERVICES	17

30	SERVICE CHARGE	18

31	DEFINITIONS AND INTERPRETATION	19

32	REVIEW OF RENT	21

33	PROCEDURE	21

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Clause	Heading	Page

34	DELAYED REVIEW	21

35	RESTRICTIONS	22

36	MEMORANDA	22

37	RE-ENTRY	22

38	INSOLVENCY	22

39	GUARANTOR’S COVENANT	23

40	GUARANTEE ON ASSIGNMENT [ETC]	24

41	NEW GUARANTOR	24

42	RECOVERY OF MONEY	24

43	USER	24

44	EASEMENTS	24

45	COVENANTS	24

46	LIABILITY	25

47	COMPENSATION	25

48	DATA PROTECTION ACT 1998	25

49	NOTICES	25

50	JURISDICTION	25

51	LIMITATION OF LIABILITY	25

52	THIRD PARTY RIGHTS	26

53	BREAK CLAUSE	26

54	RENEWAL	26

55	NOTIFICATION OF CLAIMS	26

ii

THIS LEASE made the day of                      2004 BETWEEN (1) THE QUEEN’S MOST EXCELLENT MAJESTY (2) THE CROWN ESTATE COMMISSIONERS on behalf of Her Majesty acting in exercise of the powers of the Crown Estate Act 1961 and (3) CAMBRIDGE SILICON RADIO LIMITED (Co. Regn. No. 03665875) having its registered office at Cambridge Science Park Milton Road Cambridge Cambridgeshire CB4 OWH

PART ONE : DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

Where in this Lease the following underlined words commence with capital letters they have the following meanings unless the context otherwise requires:-

1.1	the 1995 Act

The Landlord and Tenant (Covenants) Act 1995

1.2	Adjoining Premises

Any land or premises nearby or adjoining the Premises whether or not owned by the Landlord including the Estate

1.3	Assumed State

The state and condition of the Premises described in the annexure to this Lease

1.4	Authority

A statutory public local or other competent authority or a court of competent jurisdiction

1.5	Clause

A clause of this Lease

1.6	Commissioners

The party of the second part to this Lease

1.7	Common Parts

All walls fences car parks service areas footpaths roads circulation areas forecourts landscaped areas and structures refuse areas and structures Conduits and other amenities from time to time within or appurtenant to the Estate the sole use or enjoyment of which is common to some or all of the tenants or occupiers of the Estate including the access road shown for the purposes of identification only coloured brown on Plan 1 (subject to the right of the Landlord to alter the route of the access road so long as pedestrian and vehicular access to the Premises is maintained)

1.8	Conduit

A conduit pipe drain sewer channel culvert gutter flue duct wire cable optic fibre or other medium for the passage or transmission of water soil gas air smoke electricity light information or other matter and all ancillary structures and equipment

1.9	Determination of the Term

The determination of the Term by expiry re-entry notice surrender or otherwise

1.10	Estate

Cambridge Business Park shown for the purposes of identification only edged in red on Plan 1 and all buildings from time to time thereon or such other land (including the Premises) of a greater or lesser extent as the Landlord may determine and notify to the Tenant in writing from time to time

1.11	Facilities

Facilities and systems from time to time provided for the amenity of the Premises and tenants occupiers or visitors including (without prejudice to the generality of the foregoing) such of the following as are provided: security and surveillance systems fire prevention public address and other communication facilities

1.12	Fences and Gates

The fences and gates in the position shown by a thick black line on Plan 1

1.13	Guarantor

The party of the fourth part to this Lease or (if there is no such party) a person deemed to covenant in this Lease as Guarantor in the terms of Part Eight

1.14	Interest

Interest (both before and after any judgment) calculated on a daily basis from and including the date on which interest becomes chargeable on any payment pursuant to this Lease to and including the day before the date on which such payment is made such interest to be compounded with rests at the Quarter Days

1.15	Interest Rate

3% per annum above the base lending rate from time to time of Barclays Bank Plc (or of such other bank as the Landlord nominates from time to time) or if such base rates cease to be published at any time such other comparable rate of interest as the Landlord designates having regard to interest rates then current

1.16	Landlord

For so long as the Reversion forms part of the Crown Estate Her Majesty and Her Successors and the Commissioners and any other person charged with the management of the Crown Estate and thereafter the person from time to time entitled to the Reversion

1.17	This Lease

This Lease and any document which is supplemental hereto or which is entered into pursuant to or in accordance with the terms hereof

1.18	Legal Obligation

An obligation imposed by or under any present or future law including present or future statute statutory instrument statutory guidance or byelaw or common law or any present or future judgement injunction regulation order direction requirement notice or code of practice of any Authority insofar as it relates to the Premises or to their occupation or use but irrespective of the person on whom such obligation is imposed

[Graphics omitted]

1.19	Minimum Unit

An area which is reasonably capable of separate beneficial occupation

1.20	Part

A part of this Lease

1.21	Permitted User

The use of the Premises as offices and for information technology and electronic research and development and other non-wet laboratory research and development within Class B1(a) and B1(b) of the Town and Country Planning (Use Classes) Order 1987 and the provisions of clause 2.9 shall not apply to this Clause

1.22	Plan 1

The plan annexed and marked as such

1.23	Planning Acts

The Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and all other statutes containing provisions relating to town and country planning from time to time in force

1.24	Premises

First all that piece of land Together with the building erected on it and known as Churchill House Cambridge Business Park Cambridge and shown coloured green on Plan 1 including

(a)	the timber decking and brise soleil at the front of the building and

(b)	additions and fixtures and fittings whenever fixed (except those fixed by the Tenant which are generally regarded as tenant’s or trade fixtures) and

(c)	the parts of any Conduits which are now within the airspace and subsoil next mentioned at (a) and (b)

but excluding;

(a)	the airspace above and surrounding such building (save the airspace occupied by the brise soleil)

(b)	the subsoil below the level of the bottom of the foundations of such building

(c)	the Water Feature

1.25	Quarter Days

25 March 24 June 29 September and 25 December

1.26	Regulations

The regulations set out in the Third Schedule and any reasonable regulations in any occupiers handbook supplied to the Tenant and any other reasonable regulations from time to time published by the Landlord in addition to or in substitution for such regulations in the interests of good estate management Provided that no Regulation will prevent the Tenant from gaining access to or using the Premises at any time of day or night

1.27	Rent

EIGHT HUNDRED AND TWENTY FIVE THOUSAND POUNDS (£825,000) a year on and from the Rent Commencement Date or such other amount as is from time to time agreed or determined pursuant to Part Six or otherwise (including any interim rent relating to a period after the date of expiry expressed in Clause 1.34)

1.28	Rent Commencement Date

25 March 2006

1.29	Retained Property

All parts of the Estate which are not from time to time let or intended for letting to occupational tenants

1.30	Reversion

The reversion immediately expectant on the Term

1.31	Schedule

A schedule to this Lease

1.32	Subsidiary or Holding Company

A company which is either a subsidiary of the Tenant or the holding company of the Tenant within the meaning of S736A Companies Act 1985 or a company which is a subsidiary of the Tenant’s holding company

1.33	Tenant

The party of the third part to this Lease including the persons from time to time entitled to the Term

1.34	Term

The term of TEN (10) years commencing on the Term Commencement Date and expiring on 28 September 2014 together with any continuation by statute or implication of law

1.35	Term Commencement Date

29 September 2004

1.36	Unit

An individual unit of accommodation in the Estate which is let or otherwise exclusively occupied or designed or intended for letting or exclusive occupation except where provided by the Landlord in connection with the provisions of Services

1.37	VAT

Value added tax or other similar tax and unless otherwise expressly stated all Rent and other moneys payable by the Tenant are exclusive of any VAT charged or chargeable

1.38	Water Feature

The water feature shown coloured blue on Plan 1

2	INTERPRETATION

The provisions of this Lease shall unless the context otherwise requires be construed as follows:-

2.1	Words importing one gender include other genders

2.2	Words importing the singular include the plural and vice versa

2.3	References to persons include bodies corporate and vice versa

2.4	Obligations and liabilities of a party comprising more than one person are obligations and liabilities of such persons jointly and severally

2.5	A covenant made by or implied on behalf of the Landlord is made by the Commissioners acting in exercise of the powers, of the Crown Estate Act 1961 without imposing liability in any personal or private capacity and for so long only as the Reversion forms part of the Crown Estate and with effect from the date on which the Reversion ceases to form part of the Crown Estate such covenant shall be deemed to be made by the person from time to time entitled to the Reversion and all liability on the part of Her Majesty and Her Successors or the Commissioners in respect of any such covenant shall cease as from such date

2.6	A covenant made with the Landlord is made separately with Her Majesty and Her Successors and the Commissioners and any person charged with the management of the Crown Estate and the person from time to time entitled to the Reversion

2.7	A covenant by the Tenant not to do something shall be construed as including a covenant not to permit or knowingly to suffer it to be done by any other person under the express or implied control of the Tenant

2.8	A consent or approval to be given by the Landlord is not effective for the purposes of this Lease unless it is given by way of a formal licence executed as a deed or if the Landlord expressly so requires in writing and signed by or with the express authority of the Landlord

2.9	Reference to a statute includes (unless otherwise expressly stated) any amendment modification extension consolidation or re-enactment of it and any statutory instrument regulation or order made under it which is for the time being in force

2.10	The perpetuity period applicable to this Lease shall be 80 years from the date of this Lease and wherever in this Lease any party is granted a future interest in property there shall be deemed to be included in respect of every such grant a provision requiring that future interest to vest within the stated period and for it to be void for remoteness if it shall not so have vested

2.11	If any provision in this Lease is held to be invalid illegal or unenforceable in any respect the validity legality and enforceability of the remaining provisions of this Lease shall not be affected

2.12	The clause headings do not affect the construction of this Lease

PART TWO : DEMISE

3	DEMISE

3.1	The Commissioners demise the Premises to the Tenant with no title guarantee:-

3.2	Together with the rights specified in the First Schedule

3.3	Reserving to the Landlord and persons authorised by the Landlord the rights specified in the Second Schedule

3.4	To hold the same to the Tenant for the Term

3.5	Subject to all unregistered interests which override registered dispositions under Schedule 3 in the Land Registration Act 2002 rights easements quasi-easements restrictions covenants and liabilities affecting the Premises including without prejudice to the generality of the foregoing the matters specified in the Sixth Schedule or in any document mentioned in it

3.6	Yielding and paying to the Landlord the Rent without deduction or set off (whether legal or equitable) by equal quarterly payments in advance on the Quarter Days in every year and proportionately for any period of less than a year

3.7	The first payment of the Rent being:-

3.7.1	due on the Rent Commencement Date

3.7.2	for the period from and including the Rent Commencement Date to and including 28 September 2006

PART THREE : TENANT’S COVENANTS

4	INTRODUCTION

With effect from and including the date of this Lease the Tenant covenants with the Landlord as set out in this Part

5	RENT

The Tenant shall pay the Rent as provided in Part Two and by banker’s order if so required by the Landlord

6	OUTGOINGS

6.1	The Tenant shall pay and indemnify the Landlord against all rates taxes assessments impositions duties charges and outgoings now or at any time during the Term payable by the owner or occupier of or otherwise due in respect of the Premises except for any taxes (other than VAT) payable by the Landlord on the Rent and any taxes on any dealing by the Landlord with its interest in the Reversion

6.2	The Tenant shall pay and indemnify the Landlord against any rating relief for empty premises that the Landlord is unable to claim after the Term has ended as a result of any such claim made during the Term

6.3	The Tenant shall pay by way of further rent and indemnify the Landlord against all VAT which is from time to time charged on the Rent or on any other moneys payable by the Tenant under this Lease subject to provision of a valid VAT invoice addressed to the Tenant being delivered to the Tenant before or promptly after payment by the Tenant of the Rent

7	REPAIR AND DECORATION

The Tenant shall (subject as provided in Part Four):-

Keep the Premises at all times in good and substantial repair and condition

7.1	Keep the Fences and Gates at all times in good and substantial repair and condition and in good working order and to provide the Landlord with such security keys or cards as may be required to enable it (and those referred to in Paragraph 2 of Schedule 2) to exercise the rights reserved by Schedule 2

7.2	Maintain the Premises at all times in a clean and tidy condition

7.3	Clean all windows at the Premises at least once in every 3 months

7.4	In the year 2009 and in the last year of the Term clean the outside concrete work and paint with at least three coats of paint in such colours and such manner as the Landlord approves or directs and otherwise appropriately treat all the external parts of the Premises previously or usually painted or treated

7.5	Decorate and keep decorated to a high standard the interior of the Premises (in any event not less frequently than once in any period of five years and also to the Landlord’s reasonable specification in the last six months of the Term) and (in the last six months of the Term only) obtain the Landlord’s approval to any change in the colour and pattern of such decoration where visible from the exterior of the Premises

7.6	Carry out all the work mentioned in Clauses 7.4 and 7.5 with good quality materials and in a good and workmanlike manner and to the Landlord’s reasonable satisfaction

7.7	As soon as reasonably possible after receipt of notice from the Landlord of any breach of this Clause carry out the work required to remedy the breach and if the Tenant fails diligently to comply with such notice and the Landlord enters the Premises to carry out such work the Tenant shall on demand pay to the Landlord as a debt all costs which the Landlord so incurs

8	ALTERATIONS

8.1

The Tenant shall not make any addition or alteration to the Premises except (but subject to the subsequent provisions of this Clause) a Non-Structural Alteration Provided That the Tenant may without consent from the Landlord (subject to first providing to the Landlord drawings and specifications in triplicate showing the works in question) install alter or remove demountable non-structural partitioning which does not affect the external appearance of the Premises and which conforms to any reasonable guidelines or directive in force which the Landlord issues from time to time covering works to the Landlord’s property in the area in which the Premises are situated

8.2	“Non-Structural Alteration” means:-

8.2.1	an alteration to the interior of the Premises not affecting any load-bearing or structural part of the Premises;

8.2.2	the installation of or an alteration to a Conduit or Facility forming part of the Premises;

8.2.3	the affixing of high quality sun reflective coating windows to abate heat in the Premises; or

8.2.4	the erection of an aerial and small satellite dish on the roof of the Premises at the rear thereof which does not adversely affect the appearance of the Premises and conforms to any reasonable guidelines or directive in force which the Landlord issues from time to time concerning works to the Landlord’s property in the area in which the Premises are situated

8.3	The Tenant shall not carry out a Non-Structural Alteration unless the Tenant has:-

8.3.1	provided to the Landlord drawings and specifications in triplicate showing the proposed Non-Structural Alteration

8.3.2	obtained the Landlord’s consent (such consent not to be unreasonably withheld or delayed)

8.3.3	executed such licence to carry out the Non-Structural Alteration as the Landlord reasonably requires

8.4	The Tenant shall not carry out a Non-Structural Alteration when authorised in accordance with this Clause except in a manner consistent with the Regulations and the other provisions of this Lease

9	SIGNS

The Tenant shall not:-

9.1	fix anything outside the Premises nor to the exterior of any doors or windows unless permitted by this Clause

9.2	display any flashing or moving sign which is visible from outside the Premises

9.3	display any sign notice placard poster or advertisement which is visible from outside the Premises except to indicate the Tenant’s name and business in a manner approved by the Landlord such approval not to be unreasonably withheld or delayed

10	USER

10.1	The Tenant shall not use the Premises except for the Permitted User

10.2	The Tenant shall not use the Premises in a manner which may be or become or cause a nuisance disturbance or damage to the Landlord or any other person and if a nuisance occurs shall forthwith take all necessary action to abate it

10.3	The Tenant shall not use the Premises in a manner so as to cause pollution or harm to human health or the environment

10.4	The Tenant shall not reside or sleep on the Premises nor use them for any sale by auction nor for any dangerous noisy or offensive purpose nor for any illegal or immoral activity nor as a betting shop casino (or any other form of gambling) amusement arcade night club or sex shop nor for the sale of wines beers or spirits

10.5	The Tenant shall for so long as the Reversion forms part of the Crown Estate comply with the Landlord’s stewardship policies and local strategies from time to time pertaining to the use and occupation of the Premises

10.6	The Tenant shall not overload the structure of the Premises

10.7	The Tenant shall not use Conduits or Facilities beyond their capacity nor in a manner which may block or damage them and in particular shall not stop up or obstruct or put oil grease or other deleterious matter or substance in any drain or sewer

10.8	The Tenant shall comply with the Regulations

10.9	The Tenant shall not store any hazardous dangerous or inflammable materials at the Premises Provided that if and for so long only as the fire officer and the insurers of the Premises do not object the Tenant may store hazardous dangerous or inflammable materials at the Premises which are kept by the Tenant only in reasonable quantities in connection with the Permitted Use and which are safely stored in accordance with any lawful requirements and recommendations of the fire officer and the insurers of the Premises and the manufacturer of such materials and in compliance with all Legal Obligations

11	ALIENATION

11.1	Unless otherwise permitted under this Clause the Tenant shall not:-

11.1.1	hold the Premises expressly or impliedly on trust for another person

11.1.2	part with possession of the Premises; nor

11.1.3	allow anyone except the Tenant or any lawful undertenant or their respective officers and employees to occupy the Premises

Assignment

11.2	The Tenant shall not assign a part (as distinct from the whole) of the Premises

11.3	The Tenant shall not assign the whole of the Premises unless:

11.3.1	the conditions specified (for the purposes of Section 19(1A) Landlord and Tenant Act 1927) in Clause 11.4 are fulfilled; and

11.3.2	the circumstances specified (for the purposes of Section 19 (1A) Landlord and Tenant Act 1927) in Clause 11.5 do not apply; and

11.3.3	the Tenant obtains the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed)

11.4	The Landlord shall not be required to consent to any assignment unless on or before the date of the assignment:-

11.4.1	the Tenant has paid all arrears of Rent and other sums which have fallen due under this Lease and remedied any other breach of covenant which is in the reasonable opinion of the Landlord a substantial breach or has given (or has procured that the assignee has given) adequate security for such breach to be remedied within a reasonable time thereafter

11.4.2	the Tenant has executed as a deed and delivered to the Landlord an authorised guarantee agreement within the meaning of Section 16 of the 1995 Act in the terms of the Fourth Schedule (with such variations as the Landlord may reasonably require)

11.4.3	the Tenant has procured (where the Landlord reasonably so requires and in any event where the assignee is an individual not domiciled in or a body not formed in the United Kingdom) either:-

11.4.3.1	covenant by deed with the Landlord from a guarantor or guarantors acceptable to the Landlord (such acceptance not to be unreasonably withheld or delayed) in the terms of Part Seven (with such variations as the Landlord may reasonably require) or

11.4.3.2	a rent deposit of such amount as the Landlord reasonably requires to be held on such terms and for such period as the Landlord reasonably requires

11.5	The Landlord shall not be required to consent to any assignment if the assignee:-

11.5.1	is in the reasonable opinion of the Landlord not respectable and responsible

11.5.2	is in the reasonable opinion of the Landlord not of sufficient financial means within the United Kingdom to meet and continue to meet the Tenant’s obligations under this Lease

11.5.3	enjoys diplomatic or state immunity (except for any Government of or any department of any Government of the United Kingdom) or is a state or purported state the government of which is not recognised by Her Majesty’s Government

11.5.4	is a foreign individual or body unless such individual or body shall have given to the Landlord prior to completion of the proposed assignment an undertaking to maintain with English solicitors instructions on its behalf to accept service of and deal with any notice to be given by the Landlord under this Lease

11.6	Clause 11.3 shall operate without prejudice to the right of the Landlord to withhold consent in any other circumstances where such withholding of consent would be reasonable or to impose any further conditions upon the grant of consent where it is reasonable to do so

Charges

11.7	The Tenant shall not charge a part (as distinct from the whole) of the Premises

11.8	The Tenant shall not charge the whole of the Premises except for the purpose of the Tenant’s business on the Premises

Underlettings

11.9	The Tenant shall not underlet the whole or any part of the Premises:-

11.9.1	which is less than a Minimum Unit

11.9.2	so that there are more than two underlettings on each floor of the Premises at any one time

11.9.3	so that there are more than six underlettings in the Premises at any one time

11.9.4	unless the proposed undertenant has covenanted by deed with the Landlord in such form as the Landlord reasonably requires that the undertenant shall during the period that the undertenant is bound by the tenant covenants of the Underlease together with any additional period during which the undertenant is liable under an authorised guarantee agreement observe and perform all the covenants and provisions of the underlease to be observed and performed by the undertenant

11.9.5	(where the Landlord reasonably so requires) without procuring a covenant by deed with the Landlord from a guarantor or guarantors acceptable to the Landlord (such acceptance not to be unreasonably withheld or delayed) in the terms of Part Seven (with such variations as the Landlord may reasonably require)

11.9.6	except by way of a Permitted Underlease; nor

11.9.7	without the Landlord’s consent (such consent not to be unreasonably withheld or delayed)

11.10	A “Permitted Underlease” is an underlease which:-

11.10.1	is granted without a fine or premium

11.10.2	reserves a rent not less than the open market rent at the time of the grant of such underlease

11.10.3	incorporates provisions for rent review at the same times and on the same basis as in this Lease

11.10.4	is (so far as is consistent with an underlease) in a form substantially the same as this Lease except that further underletting shall be absolutely prohibited and the Landlord’s consent (as well as the Tenant’s) shall be required for a proposed assignment of the whole of the interest created by such underlease (assignment of part being absolutely prohibited)

11.10.5	contains full provisions for the recovery of a properly audited service charge for the maintenance and insurance of the Premises

11.10.6	otherwise reasonably accords with the prevailing practice in the open market for new lettings at arm’s length at the time of the grant for premises of a character and location reasonably similar to those of the relevant part of the Premises but so that the foregoing requirements are omitted only with the Landlord’s consent; and

11.10.7	is excluded from the operation of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954

11.11	The Tenant shall enforce and shall not waive or vary the provisions of any underlease and shall operate at the relevant review dates the rent review provisions contained in any underlease but shall not agree the rent on such a review without the Landlord’s approval such approval not to be unreasonably withheld or delayed

Associated Companies

11.12	The Tenant may share occupation of the Premises with a Subsidiary or Holding Company:-

11.12.1	for so long as both the Tenant and that company remain members of the same group

11.12.2	provided that no tenancy is created

11.12.3	provided that within 21 days of such sharing the Landlord receives notice of that company and the address of its registered office and its irrevocable written acknowledgement that for so long as it occupies the Premises the Landlord has the same right to distrain against its assets on the Premises as against the Tenant’s assets

Information

11.13	The Tenant shall on request from time to time throughout the Term provide:-

11.13.1	within one month all such information which is referred to in Section 40 (2) of the Landlord and Tenant Act 1954 as the Landlord may require

11.13.2	without delay such information as the Landlord may require as to the status for VAT purposes of the Tenant and any other persons occupying or trading from any part of the Premises and of the supplies for the purposes of which the Premises are being used

Registration

11.14	The Tenant shall within 28 days of any assignment charge underletting or devolution of this Lease or of any interest deriving from this Lease produce to the Landlord for registration the original or a certified copy of the document effecting or evidencing such dealing or devolution and pay the Landlord’s usual fee for each item registered

12	LEGAL OBLIGATIONS

12.1	The Tenant shall at its own expense observe and comply with all Legal Obligations and shall not do or omit to do in relation to the Premises or their occupation or use anything by reason of which the Landlord may incur any liability under a Legal Obligation whether for penalties damages compensation costs or otherwise

12.2	If the Tenant receives from an Authority formal notice of a Legal Obligation it shall forthwith produce a copy to the Landlord and if such Legal Obligation is in the Landlord’s reasonable opinion contrary to the Landlord’s interests the Tenant shall (but without prejudice to the requirements of Clause 12.1) make such objection representation or appeal against such Legal Obligation as the Landlord may reasonably require

12.3	Where a Legal Obligation requires the carrying out of works to the exterior or structure of the Premises the Tenant shall so far as such Legal Obligation permits also comply with this Lease in relation to such works in such mariner as the Landlord approves such approval not to be unreasonably withheld or delayed and the Tenant shall in any event notify the Landlord of any steps which the Tenant takes in connection with a Legal Obligation and supply the Landlord with copies of all relevant documents

12.4	Without prejudice to the generality of this Clause the Tenant shall in particular observe and comply with all Legal Obligations of any appropriate Authority relating to health and safety means of escape in case of fire and the protection and preservation of life and property carrying out such works of modification and improvement to the Premises as may from time to time be required by such Legal Obligations

12.5	The Tenant shall carry out any works to the Premises not only in accordance with all Legal Obligations but also with good quality materials and in a good and workmanlike manner and to the Landlord’s reasonable satisfaction

12.6	As soon as reasonably possible (or immediately in emergency) after receipt of notice from the Landlord of any breach of this Clause carry out the work required to remedy the breach and if the Tenant fails diligently to comply with such notice and the Landlord enters the Premises to carry out such work the Tenant shall on demand pay to the Landlord as a debt all costs which the Landlord so incurs

13	PLANNING

13.1	This Clause supplements the general obligations imposed by Clause 12

13.2	The Tenant shall not commit a breach of planning control (as defined in Section 172(3) of the Town and Country Planning Act 1990) in relation to the Premises

13.3	The Tenant shall observe and comply with the Planning Acts in relation to the Premises

13.4	The Tenant shall not make any application under the Planning Acts (whether for planning permission or otherwise) or enter into any planning obligation (within the meaning of the Planning Acts) in relation to the Premises except where works or other development permitted by this Lease or consented to by the Landlord require planning permission and then only so as to make or enter into such application or obligation in a form approved by the Landlord

13.5	The Tenant shall promptly supply to the Landlord copies of all applications notices decisions and other formal communications under the Planning Acts which relate in any way to the Premises and where such communications relate only to the Premises or to an application made by the Tenant then the Tenant shall at its own expense take such action to protect the Landlord’s interests as the Landlord reasonably requires

13.6	Where a planning permission granted on the Tenant’s application imposes conditions the Tenant shall not implement the planning permission until the Landlord has given consent and the Landlord may before giving consent require the Tenant to undertake that if it implements the planning permission it will carry out before the Determination of the Term all works which such conditions at any time require

14	DEFECTIVE PREMISES

The Tenant shall promptly give notice to the Landlord of any defect of which the Tenant becomes aware in the Premises in respect of which the Landlord may have a liability or duty of care under this Lease or the Defective Premises Act 1972 or otherwise

15	ENCROACHMENTS

15.1	The Tenant shall not stop up darken or obstruct any window or light at the Premises

15.2	The Tenant shall not permit and shall take all reasonable measures to prevent any new window light opening doorway pathway Conduit or other encroachment or easement being made or acquired in on or against the Premises

16	EXERCISE OF THE LANDLORD’S RIGHTS

The Tenant shall permit the Landlord and persons authorised by the Landlord to exercise any of the rights specified in the Second Schedule at all times during the Term without interruption or interference but upon the terms set out in the Second Schedule and shall not make any claim against the Landlord or any such persons arising from the exercise or potential exercise of such rights

17	COSTS

The Tenant shall pay and indemnify the Landlord against all liability fees charges disbursements costs and expenses connected with incidental to consequent upon and (where appropriate) in contemplation of:-

17.1	An application for the Landlord’s consent (whether or not the consent is given or the application is withdrawn)

17.2	Any authorised guarantee agreement required pursuant to Clause 11.4.2

17.3	A schedule of dilapidations during the Term or after the Determination of the Term

17.4	A notice pursuant to a provision of this Lease or under Section 146 or 147 of the Law of Property Act 1925 and proceedings under those sections even if forfeiture is avoided otherwise than by relief granted by the Court

17.5	The recovery of arrears of Rent or other sums payable under this Lease

17.6	The enforcement of any covenant or obligation of the Tenant under this Lease

17.7	The service of any notice under Section 17 of the 1995 Act; or

17.8	The abatement of a nuisance which the Tenant fails to abate

18	INTEREST

Without prejudice to any other right or remedy of the Landlord the Tenant shall pay to the Landlord Interest at the Interest Rate:-

18.1	On any Rent and VAT (if applicable) which is not paid to the Landlord on the date it is due (whether payment is formally demanded or not) and on any other sum which is not paid to the Landlord by the later of the date it is due and the date 14 days after a demand for payment is made

18.2	On any Rent VAT or other sum which the Landlord declines to accept by reason of an existing breach of covenant unless is it subsequently proved that there was no such breach of covenant

19	INDEMNITY

The Tenant is responsible for and shall indemnify and keep the Landlord indemnified against all actions proceedings claims and demands brought or made and all losses damages costs expenses and liabilities incurred suffered or arising directly or indirectly in respect of or otherwise connected with:-

19.1	The occupation and use of the Premises

19.2	The state of repair and condition of the Premises (except to the extent caused by any default of the Landlord)

19.3	Any act neglect or default of the Tenant or anyone deriving title through the Tenant or anyone at the Premises with the express or implied authority of either of them; or

19.4	Any breach of any covenant or other provision of this Lease to be observed or performed by the Tenant; or

19.5	Any breach of any covenant or provision contained or referred to in any document mentioned in the Sixth Schedule insofar as it relates to the Premises and is still subsisting and capable of taking effect

20	LAND REGISTRATION

To the extent that the grant (or any transfer) of this Lease and of any right appurtenant to it requires to be completed by registration pursuant to the Land Registration Act 2002 in order to operate at law the Tenant shall comply with the relevant registration requirements (ensuring that any requisitions raised by the Land Registry are dealt with promptly and properly) and as soon as practicable provide the Landlord’s solicitors with an official copy of the relevant register evidencing compliance with such requirements

21	YIELDING UP

On the Determination of the Term unless steps have been taken for renewal of this Lease pursuant to the Landlord and Tenant Act 1954 the Tenant shall:-

21.1	Remove all signs and tenant’s fixtures and fittings and furniture and effects and (to the extent required by the Landlord) additions and alterations made to the Premises since the Tenant first took possession of them making good and reinstating any part of the Premises damaged or affected by such removal to the Landlord’s reasonable satisfaction; and

21.2	If required by the Landlord in its absolute discretion return the Premises to the Landlord with vacant possession and in the Assumed State and otherwise in a state and condition consistent with due compliance by the Tenant with its covenants and obligations under this Lease

21.3	At the option of the Landlord either:-

21.3.1	make due application to the Land Registry to close the title of this Lease (if registered) and any expired underleases and to remove any notice of this Lease or any expired underleases and the rights granted or reserved by them from any registered title of the Landlord and ensure that any requisitions raised by the Land Registry in connection with that application are dealt with promptly and properly and keep the Landlord informed of the progress and completion of its application; or

21.3.2	deliver to the Landlord this Lease and any counterpart underleases and all other title documents relating to the Premises and use all reasonable endeavours to assist the Landlord in closing the title of this Lease (if registered) or any expired underleases and in removing any notice of them and the rights granted or reserved by them from any registered title of the Landlord

PART FOUR : INSURANCE

22	DEFINITIONS

Where in this Part the following underlined words commence with capital letters they have the following meanings unless the context otherwise requires:-

22.1	Insurance

Insurance effected in such insurance office of repute or with such underwriters and through such agency as the Landlord decides and subject to such excesses exclusions limitations and conditions as the insurer requires or the Landlord properly negotiates and covering:-

22.1.1	the Premises (excluding tenant’s and trade fixtures and fittings) against the Insured Risks for a sum sufficient to cover the cost of reinstatement assuming total loss including all applicable VAT and ancillary costs (such as site clearance and professional fees) and an appropriate allowance for inflation

22.1.2	Loss of Rent

22.1.3	third party and public liability in respect of the Premises for such sum as the Landlord from time to time considers prudent; and

22.1.4	such matters relating to the Premises not mentioned in this Part as the Landlord from time to time acting reasonably considers prudent

22.1.5	the Landlord having the right to retain any commissions paid to it or discount which it receives

22.2	Insured Risks

Risks of loss or damage by fire storm tempest flood lightning explosion aircraft articles dropped from aircraft riot civil commotion malicious damage impact bursting and overflowing of water tanks apparatus and pipes and by such other perils as the Landlord from time to time acting reasonably considers prudent

22.3	Loss of Rent

The loss of all Rent Estate Service Charge and other contributions for the upkeep and insurance of the Premises recoverable from any undertenants and applicable VAT for such period (being at least three years) as the Landlord from time to time reasonably considers sufficient to complete reinstatement of the Premises following total loss and for such sum as takes into account any likely rent review during such period

23	COMMISSIONERS’ INSURANCE COVENANTS

The Commissioners covenant with the Tenant that from and including the date of this Lease until the Determination of the Term:-

23.1	The Landlord shall effect and maintain Insurance:-

23.1.1	so far as it is not vitiated by any act neglect or default of the Tenant or anyone deriving title through the Tenant or anyone at the Premises with the express or implied authority of either of them

23.1.2	with the right following not less than two Working Days’ written notice to the Tenant to discontinue cover for any peril if it is not normally insurable on reasonable commercial terms with insurance offices of repute in the United Kingdom

23.2	The Landlord will obtain a disapplication of any exclusion in respect of terrorist activity if and in so far it is able to do so on reasonable commercial terms

23.3	The Landlord shall use reasonable endeavours to procure that:-

23.3.1	the interest of the Tenant is noted on the policies of Insurance of the Premises either specifically or generically

23.3.2	the insurers agree to waive all rights of subrogation against the Tenant on standard insurers terms

23.4	The Landlord shall on reasonable request from time to time produce to the Tenant a copy or sufficient details of the policies of Insurance and evidence that they are in force and details of the matters referred to in Clause 26.5.2

23.5	The Landlord shall produce to the Tenant promptly sufficient details of any material change in the risks covered by the policies of Insurance from time to time

23.6	In the event of any loss or damage against which the Landlord has covenanted to effect Insurance the Landlord shall apply all moneys received from the insurer by virtue of Clause 22.1.1 and from the Tenant pursuant to Clause 26 in making good such loss or damage and carrying out any necessary works of reinstatement as soon as reasonably practicable Provided That the Landlord may reinstate with such modifications as are required to comply with any planning consents or as reflect modern building practice or as the Landlord may otherwise reasonably require so long as the quality of design the accommodation the facilities and the access provided for the Tenant are reasonably equivalent to those demised by this Lease

24	ABATEMENT OF RENT

24.1	If the Premises or the access to the Premises are destroyed or so damaged by an Insured Risk that the Premises are wholly or partially unfit for occupation and use and/or inaccessible and Insurance has not been vitiated or any payment refused due to some act neglect or default of the Tenant or anyone deriving title through the Tenant or anyone at the Premises with the express or implied authority of either of them then the Rent and Estate Service Charge or a fair proportion of them according to the nature and extent of the damage sustained shall cease to be payable until the Premises are reinstated and made accessible or the period of the Insurance against loss of Rent and Estate Service Charge expires

24.2	Any dispute as to the amount or duration of such cesser of Rent and Estate Service Charge shall be referred to arbitration under the Arbitration Act 1996 the arbitrator to be appointed (failing agreement between the parties) by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors on the application of either party

25	OPTIONS TO DETERMINE

25.1	If the Premises are destroyed or damaged by an Insured Risk and have not been reinstated and made accessible by the date seven months before the expiry of the period for which the Landlord has effected Insurance against Loss of Rent then this Lease may be determined by the Landlord or the Tenant giving to the other (but only prior to completion of such reinstatement) not less than six months’ notice in writing to expire not earlier than the expiry of the period for which the Landlord has effected Insurance against Loss of Rent

25.2	If the Premises are reinstated and made accessible by the date any notice served by the Tenant under Clause 25.1 expires this Lease shall not determine but shall continue in full force and effect

25.3	If any monies due to the Landlord pursuant to Clause 26 remain unpaid by the date any notice served by the Tenant under Clause 25.1 expires then (unless the Landlord gives to the Tenant prior to such date written notice waiving the operation of this Clause 25.3) this Lease shall not determine but shall continue in full force and effect

25.4	If this Lease is determined pursuant to this Clause:-

25.4.1	it shall be without prejudice to any outstanding liabilities of any party to any other party

25.4.2	the Landlord shall be entitled to retain for its own benefit all unexpended insurance moneys received or receivable under any policies of Insurance maintained by it

26	TENANT’S INSURANCE COVENANTS

The Tenant covenants with the Landlord that from and including date of this Lease (or the date the Tenant took occupation of the Premises if earlier):-

26.1	The Tenant shall pay to the Landlord on demand:-

26.1.1	the whole of all premiums (at reasonably competitive rates) and other expenses (including valuation fees) reasonably incurred by the Landlord in effecting and maintaining Insurance

26.1.2	the costs the Landlord reasonably incurs in preparing and settling any insurance claim

26.2	The Tenant shall disclose all material information from time to time and shall comply with the insurer’s requirements and recommendations in relation to the Premises and shall not do or omit to do anything which may make any policy of Insurance void or voidable in whole or in part or increase the premium for any policy but if due to a breach of this covenant a premium is increased then the Tenant shall forthwith on demand pay to the Landlord the whole of such increase

26.3	The Tenant shall provide and maintain such fire prevention fire alarm and fire fighting equipment on the Premises as the insurer or an Authority requires

26.4	The Tenant shall forthwith notify the Landlord of any loss or damage relating to the Premises and of any other event which may affect or give rise to a claim under a policy of Insurance

26.5	The Tenant shall forthwith on demand pay to the Landlord an amount equal to all moneys which are irrecoverable under a policy of Insurance due to:-

26.5.1	any act neglect or default of the Tenant or anyone deriving title through the Tenant or anyone at the Premises with the express or implied authority of either of them

26.5.2	the imposition by the insurer or the reasonable acceptance by the Landlord of an obligation to bear part of an insured loss (commonly called an excess)

26.6	The Tenant shall not effect any insurance equivalent to the Insurance that would give rise to double insurance but if in breach of this covenant it does so it shall pay to the Landlord all moneys received under such insurance

PART FIVE—SERVICE CHARGE

27	SERVICES

In this Part “Services” are those services appropriate to the management full maintenance and enjoyment of the Estate including (but not limited to):-

27.1	Providing inspecting maintaining repairing cleaning lighting reinstating replacing renewing and where appropriate landscaping:-

27.1.1	The Retained Property

27.1.2	Such fire fighting fire prevention and fire escape equipment as the Landlord shall from time to time reasonably consider to be necessary for the benefit of the Estate

27.1.3	Such systems in relation to security traffic control and speed restriction petrol interception and collection and disposal of refuse as the Landlord shall from time to time reasonably consider to be necessary for the benefit of the Estate including (without limitation) the installation of a closed circuit television on the Estate

27.1.4	Such signs and signboards as the Landlord shall from time to time reasonably consider to be necessary for the benefit of the Estate

27.1.5	Such other amenities and services as the Landlord shall from time to time reasonably consider to be necessary for the benefit of the occupants of the Estate

27.1.6	Any rates charges and outgoings (including water electricity gas and other fuel costs) assessed on or payable by the Landlord in respect of the Retained Property and/or the provision of the Services

27.1.7	Cleaning repairing or replacing any footpaths roads walls fences Conduits and other areas or things the use of which is common to the Estate and other land

27.1.8	Insuring the Retained Property (including any insurance valuations of the Retained Property carried out by or on behalf of the Landlord and any excess to which any such policy of insurance shall be subject) and insuring liabilities of the Landlord in respect of the property owner’s and third party risks in relation to the Retained Property in such sum as the Landlord shall reasonably require (the premiums for such insurance policies being calculated on the basis of the gross cost thereof to the Landlord)

27.1.9	Providing such maintained and/or security staff for the Estate and such working accommodation for them as in each case the Landlord shall from time to time reasonably consider to be necessary for the benefit of the Estate

27.1.10	Complying with any statutory or common law requirement in relation to the Retained Property

28	SERVICE COSTS

In this Part “Service Costs” means the aggregate of:-

28.1	All rates taxes charges assessments and outgoings payable in respect of all or any part of the Retained Property or in respect of the Estate as a whole (as distinct from any Units)

28.2	The cost of gas electricity oil and other fuel supplies for the provision of the Services or otherwise consumed in the Retained Property

28.3	The cost properly incurred of employing or arranging for the employment of staff to provide the Services such cost to include all proper incidental expenditure such as (without prejudice to the generality of the foregoing) that relating to: insurance pension and welfare contributions; the provision of clothing; the provision of tools and equipment; the provision of working accommodation (and where such accommodation is provided in the Estate a notional rent for it not exceeding such figure as the Landlord is from time to time advised by a Chartered Surveyor represents its open market rent)

28.4	The cost properly incurred of providing maintaining and renewing such equipment materials and supplies as are from time to time required in order to provide the Services

28.5	The cost properly incurred of all maintenance and other contracts entered into in relation to the provision of the Services

28.6	All contributions that the Landlord properly makes to the cost of providing maintaining and renewing roads walls structures Conduits and other things common to or used in common in respect of the Estate and other property

28.7	The cost properly incurred by the Landlord of complying with or contesting the requirements or proposals of any Authority insofar as they relate to the Estate (as distinct from any Units)

28.8	The fees properly incurred of managing agents retained by the Landlord in relation to the management of the Estate the provision of the Services and the collection of rent and service charge due from tenants and occupiers of the Estate (or where any such task is carried out by the Landlord a reasonable charge by the Landlord in that respect)

28.9	The cost properly incurred of preparing and auditing accounts in respect of the Service Charge (whether carried out by the Landlord or by the Landlord’s agents or accountants)

28.10	The cost properly incurred of obtaining such professional advice as may from time to time be required in relation to the management of the Estate and the provision of the Services

28.11	VAT (or other tax) where chargeable on any of the Service Costs

28.12	All other proper costs charges expenses and outgoings incurred in or incidental to the provision of the Services so as to recover their total cost save in connection with recovery of any arrears; and

28.13	Such provision for anticipated future expenditure in relation to the Services as is in the Landlord’s reasonable opinion appropriate

29	PROVISION OF SERVICES

The Commissioners covenant with the Tenant to provide the Services from and including the Term Commencement Date until the Determination of the Term but the Landlord shall have no liability to the Tenant:-

29.1	For any failure to provide the Services during any period when the Tenant is in arrears with payment of the Rent insurance contribution Service Charge or any other moneys due from the Tenant to the Landlord under this Lease

29.2	For the interruption of a Service due to inspection testing repair maintenance or other works (in which event the Landlord shall restore the Service as soon as reasonably practicable)

29.3	For failure to provide a Service due to damage breakdown inclement weather shortage of fuel or water or any other cause of whatever nature beyond the Landlord’s reasonable control

29.4	For the non-provision or withdrawal of Services (except those relating to the repair and maintenance of the Estate and the Conduits for the supply of water gas telecommunications and electricity in it and provision of reasonable security (having regard to the nature of the Estate and the wishes of its occupiers) on the Estate which the Landlord reasonably considers for the time being are inappropriate

30	SERVICE CHARGE

30.1	Where in this Clause the following underlined words commence with capital letters they have the following meanings unless the context otherwise requires:-

30.1.1	Account Date

The 31 day of December in each year or such other date in each year as the Landlord reasonably stipulates

30.1.2	Account Period

The period from and excluding one Account Date up to and including the next Account Date

30.1.3	Due Proportion

A fair proportion as conclusively determined by a Chartered Surveyor or Chartered Accountant on behalf of the Landlord but which in the absence of special circumstances shall represent the proportion which the floor area of the Premises during the relevant Account Period bears to the total floor area of. all Units during the relevant Account Period

30.1.4	Estate Charge

The total of all Service Costs during an Account Period net of any receipts from insurers the Tenant or other occupiers of the Estate or third parties (except by way of a service charge) which are properly applicable towards payment of such Service Costs (notwithstanding that the benefit of any of the Services may be enjoyed substantially after the Determination of the Term if the Services are provided by the Landlord in good faith and are generally of benefit to the tenants or a section of the tenants in the Estate as a class)

30.1.5	Estate Service Charge

The Due Proportion of the Estate Charge

30.1.6	Account Statement

A statement certified by a Chartered Surveyor or Chartered Accountant (and in the absence of manifest error to be accepted by the Tenant as conclusive) showing: the Estate Charge for the relevant Account Period; the Due Proportion; the Estate Service Charge; all sums received on account of the Estate Service Charge in respect of the relevant Account Period; and any balance of the Estate Service Charge due from the Tenant or refund due to the Tenant

30.2	The Tenant covenants to pay to the Landlord on and with effect from the date of this Lease (or with effect from the date the Tenant took occupation of the Premises if earlier) and each Quarter Day during the Term such sum on account of the Estate Service Charge as the Landlord reasonably demands having regard to actual and anticipated Service Costs

30.3	As soon as practicable after an Account Date the Landlord shall submit to the Tenant an Account Statement for the Account Period ending on that Account Date and:-

30.3.1	if the Account Statement shows that a balance of the Estate Service Charge is due from the Tenant the Tenant shall pay such balance to the Landlord within 14 days of receipt of the Account Statement

30.3.2	if the Account Statement shows that a refund is due to the Tenant such refund shall during the Term be set off against future payments in respect of the Estate Service Charge and after the Determination of the Term be set off against any other moneys due from the Tenant to the Landlord and any balance paid to the Tenant

30.4	The Landlord will at the request and cost of the Tenant supply such further information in relation to the Service Costs as the Tenant may reasonably request within 6 months of receipt of the Account Statement

30.5	Where the date of this Lease or the date the Tenant took occupation of the Premises (if earlier) or the date of the Determination of the Term do not coincide with the beginning or end of an Account Period the Estate Service Charge for the initial or final partial Account Period shall be that proportion of the Estate Service Charge which relates to the period beginning on the date of this Lease or the date the Tenant took occupation of the Premises (if earlier) or ending on the date of the Determination of the Term (as the case may be) apportioned on a daily basis according to the number of days in the whole of the relevant Account Period

30.6	The provisions of this Clause shall survive the Determination of the Term

30.7	The Commissioners shall maintain the Water Feature in good working order the full proper costs of which shall be reimbursed by the Tenant within 14 days of demand and the Landlord agrees that it will at the request and cost of the Tenant supply such further information in relation to maintenance costs as the Tenant may reasonably request within 6 months of receipt of such demand for payment

PART SIX : RENT REVIEW

31	DEFINITIONS AND INTERPRETATION

31.1	Where in this Part the following underlined words commence with capital letters they have the following meanings unless the context otherwise requires:-

31.1.1	Open Market Rent

The yearly rent which could reasonably be expected to become payable in respect of the Premises after any Rent Concession has expired or been received by the willing lessee (to the intent that no discount reduction or allowance shall be made in ascertaining the reviewed rent to reflect such Rent Concession as would be negotiated in connection with the fitting out of the Premises by the incoming willing lessee or to compensate the Tenant for its absence) on a letting of the Premises as a whole by a willing lessor to a willing lessee in the open market on the Review Date assuming that:-

31.1.1.1	the willing lessor does not receive any fine or premium for the grant of the hypothetical lease

31.1.1.2	the Premises are vacant

31.1.1.3	the covenants and provisions of this Lease on the part of the Landlord and the Tenant have been fully observed and performed

31.1.1.4	the Premises are in the Assumed State

31.1.1.5	the Premises are to be let on the terms of this Lease (other than the amount of the Rent and any rent free period or period of reduced or concessionary rent capital payment or other inducement of whatever nature allowed or given to the Tenant at the commencement of or otherwise in relation to this Lease)

31.1.1.6	the term of the hypothetical lease is 10 years from the Review Date with a rent review in the same terms as this Lease on the fifth anniversary of the Review Date

31.1.1.7	the Premises may lawfully be used for any purpose (in addition to the Permitted User) from time to time agreed to by the Landlord and the Tenant before the Review Date

31.1.1.8	if the Premises have been destroyed or damaged by an Insured Risk they or it have been fully restored

31.1.1.9	no work has been carried out to the Premises (unless by the Landlord) which has diminished their rental value

31.1.1.10	every prospective willing lessor and willing lessee is able to recover VAT in full but disregarding any effect on rent of:-

31.1.1.11	the fact that the Tenant any undertenant or their respective predecessors in title have been in occupation of the Premises

31.1.1.12	any goodwill attached to the Premises by reason of the carrying on therein of the business of the Tenant any undertenant or their respective predecessors in title since the commencement of the Term

31.1.1.13	the Restrictions

31.1.1.14	any temporary works operations or other activities on any adjoining or neighbouring property if the effect is to diminish the rental value of the Premises

31.1.1.15	any improvement which:-

31.1.1.15.1	was made to the Premises and increased their rental value and

31.1.1.15.2	was carried out by the Tenant or any undertenant or their respective predecessors in title at its sole cost and

31.1.1.15.3	was made with the Landlord’s express written consent (where required) and

31.1.1.15.4	was made otherwise than in pursuance of an obligation to the Landlord or the Landlord’s predecessors in title whether express or implied and whether contained in or arising out of this Lease (save those contained in Clause 12 of this Lease) or not and

31.1.1.15.5	was completed either during the Term or during any period of occupation before the Term arising out of an agreement to grant this Lease

31.1.1.16	any obligation to reinstate any additions and alterations made to the Premises

31.1.2	Rent Concession

Any rent free period or period of reduced or concessionary rent in each case commencing on the Review Date or any capital payment or other inducement which in any case might reasonably be expected to be allowed or given to reflect the period reasonably required by an incoming willing lessee to fit out the Premises in accordance with the practice of the open market on the Review Date

31.1.3	Restrictions

Restrictions imposed by an Authority which operate to impose any limitation in relation to the review of rent or the collection of any increase in rent

31.1.4	Review Date

29 September 2009

31.2	Time is not of the essence except where specified

32	REVIEW OF RENT

With effect from and including the Review Date the Rent shall be the amount payable immediately before the Review Date or (if greater) the Open Market Rent as agreed or determined under this Part

33	PROCEDURE

33.1	If the Landlord and the Tenant do not agree the Open Market Rent by the date three months before the Review Date either may by notice to the other require the Open Market Rent as at the Review Date to be determined by a Chartered Surveyor having at least 10 years’ experience in assessing the rental value of premises similar to the Premises and acting either as a single arbitrator or (if both the Landlord and the Tenant so agree at any time before such surveyor is invited to act) as an independent expert

33.2	If the Landlord and the Tenant do not agree on the joint appointment of an arbitrator or expert the arbitrator or expert shall be nominated on the joint application of the Landlord and the Tenant (or if either of them neglects to concur in such application then on the sole application of the other) by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors

33.3	In the case of an arbitrator:-

33.3.1	he shall act in accordance with the Arbitration Act 1996

33.3.2	his fees and expenses including those incidental to his appointment shall be borne by the Landlord and the Tenant in such manner as he determines

33.4	In the case of an expert:-

33.4.1	he shall afford the Landlord and the Tenant an opportunity to make representations to him and his decision shall be final and binding

33.4.2	his fees and expenses including those incidental to his appointment shall be borne by the Landlord and the Tenant equally

33.5	In either case:-

33.5.1	he shall within three months of his appointment or within such extended period as the Landlord and the Tenant agrees give to the Landlord and the Tenant notice of the amount of the Open Market Rent as determined by him but if he does not or if for any reason it becomes apparent that he cannot complete his duties in accordance with his appointment the Landlord and the Tenant may agree on or either of them may apply for the appointment of another arbitrator or expert (as the case may be) in accordance with the provisions of this Clause which procedure may be repeated as often as necessary

33.5.2	if a party fails to pay within 21 days of demand any fees or expenses of the arbitrator or expert payable by that party the other party may pay them and the amount so paid shall be repaid by the party chargeable on demand

34	DELAYED REVIEW

Where the Rent payable with effect from the Review Date is not ascertained before the Review Date the Tenant shall:-

34.1	With effect from the Review Date pay an “Interim Rent” at the rate at which the Rent was payable immediately before the Review Date; and

34.2	If the Rent when ascertained exceeds the Interim Rent then on or before the day (“the Due Date”) which is 14 days after ascertainment of the Rent pay to the Landlord an amount equal to the aggregate of the sums by which each quarterly instalment of the Rent would have exceeded each instalment of the Interim Rent had the Rent been ascertained by the Review Date together with Interest on each of those sums from and including the date it would have been due to and including the day before the Due Date or (if earlier) the date of payment at the rate 3% below the Interest Rate

35	RESTRICTIONS

Where Restrictions are in force at the Review Date the Landlord may (whether or not the Rent has been agreed or determined with effect from the Review Date) give notice to the Tenant within 28 days after the Review Date (in respect of which time is of the essence) postponing the rent review due on the Review Date until such later date as the Landlord subsequently by at least three months’ notice specifies and in that event the Rent payable immediately before the postponed review shall (notwithstanding any review that may have taken place as at the Review Date) continue to be the Rent payable until increased at the postponed review

36	MEMORANDA

Whenever the Rent is ascertained in accordance with this Part memoranda in the form set out in the Fifth Schedule or in such other form as the Landlord reasonably requires shall (if the Landlord so requires) be signed by or on behalf of the Landlord and the Tenant and annexed to this Lease and its counterpart and the Landlord and the Tenant shall bear their respective costs in that connection

PART SIX : FORFEITURE

37	RE-ENTRY

The Landlord may at any time after the occurrence of any of the following events re-enter the Premises whereupon this demise shall absolutely determine (but without prejudice to the Landlord’s rights and remedies in respect of any antecedent claim or breach of covenant):-

37.1	If any Rent remains unpaid 21 days after it is due (whether formally demanded or not)

37.2	If any covenant or provision in this Lease which is to be observed or performed by the Tenant or by the Guarantor is not observed or performed

37.3	If any execution or distress is levied on any goods on the Premises; or

37.4	If the Tenant or the Guarantor (or a party included within the definition of the Tenant or of the Guarantor) becomes Insolvent or is dissolved unless a new guarantor is provided pursuant to clause 41

38	INSOLVENCY

“Insolvent” means for the purposes of this Part:-

38.1	in relation to a company that:-

38.1.1	it is deemed unable to pay its debts as defined in Section 123 of the Insolvency Act 1986 (“the Act”)

38.1.2	a proposal is made for a voluntary arrangement under Part I of the Act

38.1.3	it is the subject of an administration order (whether an interim order or otherwise) made under Part II of the Act or is subject to a resolution passed by the directors or shareholders for the presentation of an application for such an order or has an application for such an order presented against it or if a notice of intention to appoint an administrator or a notice of appointment of an administrator is filed with the court or if a resolution is passed by the directors or shareholders for the filing of either such notice

38.1.4	a receiver (including an administrative receiver) administrator or manager is appointed whether under Part II of the Act or otherwise

38.1.5	a provisional liquidator is appointed under Section 135 of the Act

38.1.6	it goes into liquidation as defined m Section 247(2) of the Act (except a voluntary winding up solely for the purpose of amalgamation or reconstruction while solvent); or

38.1.7	a proposal is made for a scheme of arrangement under Section 425 of the Companies Act 1985

38.2	in relation to an individual that: -

38.2.1	an application is made for an interim order or a proposal is made for a voluntary arrangement under Part VIII of the Act

38.2.2	a bankruptcy petition is presented to the Court or his circumstances are such that a bankruptcy petition could be presented under Part IX of the Act; or

38.2.3	he enters into a deed of arrangement

38.2.4	a receiver or manager is appointed over any of his assets

PART SEVEN : GUARANTEE

39	GUARANTOR’S COVENANT

39.1	The Guarantor covenants with the Landlord as principal debtor (for the benefit of the Landlord and of the persons in whom from time to time the Reversion is vested without the need for any express assignment) that the Tenant shall:-

39.1.1	punctually pay the Rent and observe and perform all the Tenant’s covenants of this Lease until the expiration of the Term or (if sooner) completion of an assignment of this Lease (other than an excluded assignment within the meaning of Section 11(1) of the 1995 Act)

39.1.2	duly observe and perform all the Tenant’s covenants pursuant to any authorised guarantee agreement within the meaning of Section 16 of the 1995 Act entered into by the Tenant

39.2	If the Tenant is in default of its covenants referred to in Clause 39.1 or any of them the Guarantor shall pay and make good to the Landlord on demand and indemnify the Landlord against all losses damages costs and expenses arising from such default or incurred by the Landlord

39.3	The Guarantor’s liability under this Clause 39 shall not be affected in any way by:-

39.3.1	any neglect or forbearance of the Landlord in enforcing payment of the Rent or observance or performance of the covenants and provisions of this Lease or any authorised guarantee agreement entered into by the Tenant

39.3.2	any time or indulgence given by the Landlord to the Tenant

39.3.3	any refusal by the Landlord to accept the Rent from the Tenant following a breach of covenant by the Tenant Provided that the Landlord will use reasonable endeavours to notify the Guarantor of such refusal as soon as practicable

39.3.4	a surrender of part of the Premises except that the Guarantor shall have no liability in relation to the surrendered part in respect of any period following the date of surrender

39.3.5	any variation of this Lease or any authorised guarantee agreement entered into by the Tenant (but subject to Section 18 of the 1995 Act)

39.3.6	anything else by which but for this provision the Guarantor would be released

39.4	If this Lease is disclaimed or if the Tenant (being a corporation) is dissolved or ceases to exist (a “relevant event”) the Guarantor shall on notice from the Landlord given within six months of the Landlord becoming aware of the relevant event accept a new lease of the Premises for a term equal to the residue then remaining unexpired of the Term at the Rent then payable under this Lease and otherwise subject to the same covenants and terms (mutatis mutandis) including rent reviews (if any) as in this Lease (without however requiring any other person to act as guarantor) such new lease to take effect from the date of the relevant event and to be granted at the cost of the Guarantor who shall execute and deliver to the Landlord a counterpart of it

40	GUARANTEE ON ASSIGNMENT [ETC]

40.1	Where a guarantor for an assignee is required such guarantor shall covenant with the Landlord as if it were the Guarantor except that:-

40.1.1	the guarantee shall take effect only from the date of the assignment; and

40.1.2	for the word “Tenant” there shall be substituted the word “Assignee”

40.2	Where a guarantor for an undertenant is required such guarantor shall covenant with the Landlord as if it were the Guarantor (mutatis mutandis) but the provisions relating to disclaimer of this Lease shall not apply

41	NEW GUARANTOR

If any person who enters into covenants with the Landlord in accordance with this Part Seven dies is dissolved or becomes Insolvent (as defined in Clause 40) the Tenant covenants to give notice of such event to the Landlord within 14 days of its occurrence and if so required by the Landlord to procure within 28 days of such requirement some other person acceptable to the Landlord (acting reasonably) to covenant by deed with the Landlord in the terms (mutatis mutandis) of Clause 40

PART EIGHT : MISCELLANEOUS PROVISIONS

42	RECOVERY OF MONEY

In addition to any other remedy available to the Landlord all moneys due from the Tenant to the Landlord under this Lease may be recovered as if such moneys were reserved as Rent

43	USER

The Landlord does not warrant that the Premises may lawfully be used for any purpose authorised under this Lease

44	EASEMENTS

44.1	The Tenant is not nor shall become entitled to and the Premises do not enjoy any right of light or air which might restrict or interfere with the free use of any Adjoining Premises for any purpose or any works or renewal construction alternation improvement and demolition and ancillary works to any Adjoining Premises

44.2	The operation of Section 62 of the Law of Property Act 1925 is excluded from this Lease and nothing contained or implied in this Lease operates expressly on implicitly to confer upon or grant to the Tenant any easement right privilege liberty or advantage other than those expressly granted by this Lease and the Tenant shall not during the Term acquire or become entitled to any new or additional rights over any Adjoining Premises

45	COVENANTS

45.1	Nothing contained or implied in this Lease gives the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant agreement or condition relating to other property

45.2	Each covenant in this Lease by the Tenant remains in full force at law and in equity notwithstanding any waiver or release temporarily or permanently revocably or irrevocably of any other covenants in this Lease or of any covenant affecting other property

46	LIABILITY

The Landlord is not responsible (so far as it is lawful to exclude such responsibility) for any accident injury loss or damage to the Tenant or to anyone on the Premises with the Tenant’s express or implied authority

47	COMPENSATION

Any statutory right of the Tenant to claim compensation from the Landlord whether on vacating the Premises or otherwise is excluded to the extent that the law allows

48	DATA PROTECTION ACT 1998

For the purposes of the Data Protection Act 1998 or otherwise the Tenant and the Guarantor (if any) acknowledge that information relating this Lease will be held on computer and other filing systems by the Landlord or the Landlord’s managing agent (if any) for the purposes of general administration and/or enforcement of this Lease and agree to such information being used for such purposes and being disclosed to third parties so far as is necessary in connection with the management of the Landlord’s interest in the insurance and/or maintenance of the Premises checking the credit-worthiness of the Tenant and the Guarantor or the disposal or sub-letting of the Premises

49	NOTICES

Section 196 of the Law of Property Act 1925 applies to any notices required or authorised to be given under this Lease Provided that so long as the Premises form part of the Crown Estate any notice to be given to the Landlord under this Lease shall be addressed so as to be delivered to the Commissioners at their office for the time being

50	JURISDICTION

50.1	This Lease shall be governed by and construed in all respects in accordance with English law

50.2	For the benefit of the Landlord the Tenant and the Guarantor irrevocably submit to the jurisdiction of the courts in England for the purpose of hearing and determining any disputes arising out of or in connection with this Lease and for the purposes of the enforcement of any judgement against their respective assets. Nothing in this Clause shall (or be construed so as to) limit the right of the Landlord to take proceedings against the Tenant or the Guarantor in any other competent jurisdiction

50.3	Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated to hear and decide any disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such disputes and further irrevocably agrees that a judgement in any proceedings brought in any court referred to in this Clause shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction

51	LIMITATION OF LIABILITY

51.1	The Landlord will not be liable to the Tenant for the consequences of any failure by the Tenant to register or note at the Land Registry:

51.1.1	this Lease where required by the Land Registration Act 2002

51.1.2	any of the rights granted or reserved by this Lease at the Land Registry either by notice or by way of caution against first registration whichever is appropriate

52	THIRD PARTY RIGHTS

Nothing in this Lease is intended to confer on any person any right to enforce any term of this Lease which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999

53	BREAK CLAUSE

53.1	If the Tenant wishes to determine this Lease on the 29th day of September 2009 and gives to the Landlord at least twelve months’ prior written notice of such wish and if the Tenant pays all the Rent and other moneys payable by the Tenant and in all material respects observes and performs all the Tenant’s covenants contained in this Lease up to such determination then on the expiry of such notice the Term shall cease but without prejudice to the Landlord’s rights and remedies in respect of any antecedent claim or breach of covenant

53.2	If requested by the Tenant to do so the Landlord shall within one month of such request inspect the Premises and prepare a schedule of any repairs works or other actions which the Landlord considers should be undertaken buy the Tenant in order to comply in all material respects with the Tenant’s covenants contained in this Lease and shall supply a copy of such schedule to the Tenant within two weeks of such inspection and if so requested by the Tenant the Landlord shall re-inspect the Premises within two weeks of such request for re-inspection and following such re-inspection the Landlord shall notify the Tenant of any matters that it considers still to be outstanding provided that the Tenant shall pay the reasonable costs incurred by the Landlord in complying with its obligations contained in this clause 53.2

53.3	The Landlord shall if requested to do so by the Tenant provide to the Tenant within two weeks of such request a statement of any money that the Landlord considers is owing to it (including Rents) and/or which shall be due prior to 29 September 2009

54	RENEWAL

Upon a renewal of this Lease (whether or not pursuant to the Landlord and Tenant Act 1954) the yearly rent shall be agreed or determined on the assumption that the Premises are in the Assumed State

55	NOTIFICATION OF CLAIMS

In circumstances where the Tenant indemnifies the Landlord pursuant to the provisions of this Lease in respect of losses expenses or damages suffered by the Landlord and a claim or action is taken against the Landlord by a third party the Commissioners shall notify the Tenant promptly of such claim or action provided that any failure on the part of the Commissioners to notify the Tenant shall not lessen nor cancel the obligation of the Tenant to indemnify the Landlord in such circumstances.

IN WITNESS of which this Lease has been executed as a deed the day and year first above written

FIRST SCHEDULE—RIGHTS

The Tenant and those deriving title through or otherwise authorised by the Tenant shall have the right in common with others during the Term (subject always to compliance with the Regulations)

1	a right to use such of the Common Parts as are reasonably required for the use of the Premises in accordance with this Lease but in the case of roads and footpaths only for so long as they shall not be adopted and maintained at public expense and a right to use all Conduits not included in the Premises and which from time to time serve the Premises and are laid in under or over the Estate for the free passage of all services to and from the Premises for so long as such Conduits shall not be adopted and maintained at public expense

2	a right to enter the airspace and subsoil excluded from this demise and other parts of the Estate at all reasonable time on giving reasonable notice (except in emergency) so far as necessary to fulfil any obligation of the Tenant under this Lease the Tenant doing as little damage and causing as little inconvenience as possible and making good to the reasonable satisfaction of the Landlord all damage occasioned by the exercise of this right

3	a right of support and shelter for the Premises for other parts of the Estate as relevant

4	a right to have the name or trading name of the Tenant displayed on any Common Signboard for the Estate

5	a right to retain the Fences and Gates in their current position

6	an exclusive right to park taxed and roadworthy private motor cars and other vehicles with an axle loading not exceeding 2 tonnes within the area shown coloured purple on Plan 1 (excluding any areas of landscaping therein) subject to the right for the Landlord if it shall extend the Estate to replace such number of car parking spaces as are required by the Landlord to form an access route from the Estate as current at the date of this Lease to the extended Estate with the same number of car parking spaces such spaces to be in a position contiguous with the remaining car parking spaces provided that

6.1	such access route shall be created adjacent to one or other of the boundaries marked W-Z or Y-Z on Plan 1

6.2	the Landlord shall prior to the relocation of such spaces carry out such fencing works as may be required in order to provide the same level of security for car parking as prevails at the date of this Lease

7	a right (subject to the provisions of Clause 8) to erect aerials or small satellite dishes on the roof of the Premises

8	a right to use as such the bin store shown coloured yellow on Plan 1

SECOND SCHEDULE—RESERVATIONS

The following rights are reserved to the Landlord and persons authorised by the Landlord:-

1	The right to the free and uninterrupted passage and running of water drainage gas electricity communication and other services by any Conduit in or passing through the Premises and the right to enter the Premises at all reasonable times after at least two working days’ notice (except in emergency) to connect into inspect clean maintain repair renew alter divert or remove any Conduit or install any new Conduit subject as specified in paragraph 3 of this Schedule

2	A right of way but only for the Landlord its surveyors agents security patrols estate managers and (if their identify shall first be notified to the Tenant) authorised contractors at all times and for the purposes of carrying out repairs to the Common Parts and maintaining security and for all other reasonable purposes with or without vehicles through the gates comprised in the Fences and Gates

3	The right to enter the Premises at all reasonable times after at least two working days’ notice (except in emergency) with tools and equipment (if appropriate):-

3.1	to inspect the Premises to ascertain whether the Tenant is complying with this Lease or to view their state and condition or to make surveys schedules or inventories or to show the Premises to prospective tenants or purchasers

3.2	to execute works following the Tenant’s failure to comply with a notice served under Clause 7.7 (without prejudice to any other remedy available to the Landlord) and also pursuant to Clause 12

3.3	to inspect and execute works of cleaning decoration maintenance repair renewal construction alteration improvement and demolition and ancillary works to any Adjoining Premises or in connection with the provision of Services or the maintenance of the Water Feature

3.4	for any other reasonable purpose

4	Subject to the person entering causing as little damage and disturbance as reasonably practicable and making good as soon as practicable any physical damage to the Premises and the Tenant’s fixtures fittings furniture and equipment so caused to the Tenant’s reasonable satisfaction

5	The right to carry out works of cleaning decoration maintenance repair renewal construction alteration improvement and demolition and ancillary works to any Adjoining Premises and otherwise to use in any way any Adjoining Premises notwithstanding interference with or obstruction of the access of light and air to the Premises (subject to the Premises not thereby being rendered unsuitable for the Permitted User otherwise than temporarily) or temporary interference with or obstruction of any right granted with the Premises which the Landlord shall use reasonable endeavours to minimise and in respect of which the Landlord shall give to the Tenant reasonable prior notice (save in an emergency)

6	The right to affix to suitable parts of the Premises reletting notices during the six months preceding the Determination of the Term unless steps have been taken pursuant to the Landlord and Tenant Act 1954 for renewal of this Lease

7	The right to provide means of escape in case of fire or other emergency for the benefit of any Adjoining Premises through the unbuilt upon parts of the Premises but in so doing to cause as little inconvenience as possible to the Tenant

8	The rights of light air and all other easements and rights now or hereafter during the Term belonging to or enjoyed by any Adjoining Premises

THIRD SCHEDULE—REGULATIONS

1	Refuse shall not be allowed to accumulate at the Premises other than the temporary storage of refuse which shall be kept in suitable containers

2	No sound amplification equipment shall be used in a manner which is audible outside the Premises

3	Due and reasonable precautions shall be taken to avoid water freezing in Conduits within the Premises

4	The Commons Parts shall not be obstructed

5	Vehicles shall only be loaded and unloaded in service areas and no parking in or obstruction of service areas shall be permitted and the Landlord reserves the right to remove or immobilise vehicles which do not comply with this Regulation

6	The Premises shall be secured against intrusion when not in use

FOURTH SCHEDULE—AUTHORISED GUARANTEE AGREEMENT

THIS AUTHORISED GUARANTEE AGREEMENT made the • day of •                      20• BETWEEN (1) • [Company Registration No. •/whose registered office is at] [of] • (“the Guarantor”) (2) THE QUEEN’S MOST EXCELLENT MAJESTY and (3) THE CROWN ESTATE COMMISSIONERS on behalf of Her Majesty acting in exercise of the powers of the Crown Estate Act 1961 (“the Commissioners”)

WITNESSES as follows:-

1	DEFINITIONS

For all purposes of this Agreement the terms defined in this Clause have the meanings specified

1.1	“the Act” means the Landlord and Tenant (Covenants) Act 1995

1.2	“the Assignee” means • [Company Registration No.* /whose registered office is at] [of] •

1.3	“Clause” means a clause of this Agreement

1.4	“the Landlord” means for so long as the reversion expectant on the Lease forms part of the Crown Estate Her Majesty and Her Successors and the Commissioners and any other person charged with the management of the Crown Estate and thereafter the person from time to time entitled to such reversion

1.5	“the Lease” means the lease dated • and made between (1) Her Majesty (2) the Commissioners (3) [and] • [and (4) ] for a term of • years commencing on • [and varied by a deed dated • and made between •

1.6	“the Liability Period” means the period from and including the date that the Lease is assigned to the Assignee until the expiration of the term granted by the Lease (together with any continuation by statute or implication of law) or (if sooner) the completion of an assignment of the Lease (other than and excluded assignment within the meaning of Section 11(1) of the 1995 Act)

1.7	“the Premises” means the premises demised by the Lease

1.8	“the Provisions” means the lessee’s covenants contained in the Lease

2	INTERPRETATION

2.1	Words importing one gender include other genders

2.2	References to persons include bodies corporate and vice versa

2.3	Obligations of a party comprising more than one person are obligations of such persons jointly and severally

2.4	A covenant made with the Landlord is made separately with Her Majesty and Her Successors and the Commissioners and any person charged with the management of the Crown Estate and the person from time to time entitled to the said reversion

2.5	Words and expressions which are defined in the Act have the same meaning unless those meanings conflict with Clause 1

2.6	The clause headings do not affect the construction of this Agreement

3	RECITALS

3.1	Consent required

By Clause • of the Lease the Landlord’s consent to an assignment of the Lease is required

3.2	Agreement to consent

3.3	The Landlord has agreed to give consent to the assignment of the Lease to the Assignee such consent to be given [by a Licence of even date herewith made between (1) Her Majesty (2) the Commissioners (3) the Guarantor [and] (4) the Assignee] on condition that the Guarantor enters into this Agreement

3.4	Effective time

This Agreement takes effect only when the Lease is assigned to the Assignee

4	GUARANTOR’S COVENANTS

In consideration of the Landlord’s consent to the assignment of the Lease to the Assignee the Guarantor covenants with the Landlord as principal debtor and (without the need for any express assignment) with all the Landlord’s successors in title in the terms set out in this Clause 4

4.1	Payment and performance

The Assignee shall punctually pay the rents reserved by the Lease and observe and perform the Provisions throughout the Liability Period and if at any time during the Liability Period the Assignee defaults in paying the rents or in observing or performing any of the Provisions the Guarantor shall pay the rents and observe or perform the Provisions in respect of which the Assignee is in default and make good to the Landlord on demand and indemnify the Landlord against all losses damages costs and expenses resulting from such non-payment non-performance or non-observance notwithstanding:-

4.1.1	any neglect or forbearance of the Landlord in enforcing payment of the rents or observance or performance of the Provisions or the covenants contained in this Agreement

4.1.2	any time or indulgence given to the Assignee by the Landlord

4.1.3	any refusal by the Landlord to accept the Rent from the Tenant following a breach of covenant by the Tenant Provided that the Landlord will use reasonable endeavours to notify the Guarantor of such refusal as soon as practicable

4.1.4	a surrender of part of the Premises except that the Guarantor shall have no liability in relation to the surrendered part in respect of any period following the date of surrender

4.1.5	any variation of the Lease or this Agreement (but subject to S18 of the 1995 Act)

4.1.6	anything else by which but for this provision the Guarantor would have been released

4.2	New lease following disclaimer

If during the Liability Period the Lease is disclaimed the Guarantor shall if required by notice served by the Landlord within six months of the Landlord’s becoming aware of the disclaimer take from the Landlord forthwith a lease of the Premises for the residue of the term of the Lease as at the date of the disclaimer at the rent then being paid under the Lease and subject to the same covenants and terms (mutatis mutandis) including rent reviews (if any) as in the Lease (except that the Guarantor need not ensure that any other person is made a party to that lease as guarantor) the new lease to take effect from the date of the disclaimer and to be granted at the cost of the Guarantor who shall execute and deliver to the Landlord a counterpart of it

5	SEVERANCE

5.1	Severance of void provisions

Any provision of this Agreement rendered void by virtue of Section 25 of the Act is to be severed from all remaining provisions and the remaining provisions are to be preserved

5.2	Limitation of provisions

If any provision in this Agreement extends beyond the limits permitted by Section 25 of the Act that provision is to be varied so as not to extend beyond those limits

6	THIRD PARTY RIGHTS

Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999

IN WITNESS of which this Agreement has been executed as a deed the day and year first above written

FIFTH	SCHEDULE—RENT REVIEW MEMORANDUM

MEMORANDUM

Re:	Lease dated • 200•
Premises:•
Parties: (1) The Queen’s Most Excellent Majesty
(2) The Crown Estate Commissioners
(3) •
[(4) ]

By this Memorandum • (as Landlord) and • (as Tenant) record that in accordance with the provisions of Part Five of this Lease the Rent has been reviewed and ascertained as £• per annum payable with effect from and including the • day of •

Dated
Signed
Capacity

SIXTH	SCHEDULE—INCUMBRANCES

The documents and other matters contained or referred to in all entries in the Registers of Title Number CB112358

Churchill House, Cambridge Business Park

Assumed State

•	Open plan layout throughout in office areas as shown edged in red on the attached plans

•

Kitchen and dining suite (including ancillary store rooms and kitchen staff facilities) to remain with capped service supplies (including ventilation and fume extraction) but otherwise unfitted. It is agreed between the parties that no deduction for fitting out the kitchen is to be made at rent review

•	Tea point areas to remain with fitments in good working order

•	Fitness Room to be reinstated to offices. There is no requirement for the solid screed floor to be lifted, but carpeting of a similar quality to that described below shall be provided

Ceiling

•	Alugrid Q 15/16 ceiling grid throughout office areas

•	SAS system 130 500x500 metal perforated ceiling tiles

•	x500 2x24HF Riegens lights (formerly Creedalight)

Blinds

•	Venetian window blinds 25mm. slats colour sterling silver code 7010 Soltech

•	Blinds Ltd

Raised Flooring

•	Either desk power and data presentation modules or floor boxes at 1 per 100ft2 (assumed to be cabled for power, but not data for the purposes of rent review, and without cabling for reinstatement)

•	Elektrak 3 compartment floorboxes to suit new open areas

•	Floor panels to medium grade RMG600 Hewetson tiles

•	Floor tile pedestals Alpha 2 by Hewetson

•	Carpet tiles Palette 3000 colour Valetta by Interface (or similar quality)

Finishes

•	Skirting made good after removal of any partitioning

•	Paint woodwork trim with oil based eggshell Azko coating white

•	Paint walls matt emulsion Akzo coating (ral 9010).

M&E/Plant

•	Electrical systems configured to suit open plan layout

•	All electric and mechanical plant in good order with PPM logs (where originally supplied)

•	Lifts cleaned and good order with service logs and current LG1

•	Any redundant electrical or mechanical plant removed

•	3 no. twin circuit Airedale chillers serviced and left in good order

•	Quartz fan coil units configured to suit open plan layout

•	Fan coil units to be serviced and new filters fitted

•	Fire alarm system configured to suit open plan layout

Other Assumptions

•	Water tanks and systems cleaned and certificated

•	Remove any added equipment from roof and repair /test

•	Updated O & M documentation (where originally supplied)

•	Building and windows clean internal and externally

•	Toilet/washroom/shower areas clean and in full working order

Generally

•

This list is not intended to be exhaustive, and if no specific description is described in this schedule, it should be assumed to be commensurate with a typical speculative high quality open plan office building constructed in 1999

•	Where specification refers to an actual manufacturers product this is to be interpreted as a product equivalent of commercial quality available at the time

[Graphics omitted]

[Graphics omitted]

[Graphics omitted]

SIGNED as a deed by CAMBRIDGE SILICON	)
RADIO LIMITED	)
acting	)
by a director and its secretary or two directors:-)		Director
)
secretary